Exhibit 99.1

Montpelier Reports Fourth Quarter and Full Year Results

•                  Fully converted book value per common share of $33.19, up 3.5% for the quarter and 15% for the year.

•                  Quarterly operating earnings per common share of $1.34.

•                  Strong underwriting results highlighted by a 61% combined ratio for the quarter.

HAMILTON, Bermuda, February 9, 2015 – Montpelier Re Holdings Ltd. (NYSE: MRH), (“Montpelier” or the “Company”), a leading provider of short-tail reinsurance and other specialty lines, today reported its financial results for the fourth quarter and year ended December 31, 2014.

Fully converted book value per common share was $33.19, an increase of 3.5% for the fourth quarter and an increase of 15.0% for the full year, each computed after taking into account common share dividends declared.

Operating income for the quarter was $60 million, or $1.34 per common share, representing a quarterly return on common equity of 4.0%. Net income was $49 million, or $1.09 per common share. The $11 million difference between the Company’s operating income and net income for the quarter represented net realized and unrealized investment and foreign exchange losses.

Net premiums written in the fourth quarter were up 20% year-over-year as increased writings within the Company’s Montpelier at Lloyd’s and Collateralized Reinsurance segments offset a decrease in writings at Montpelier Bermuda. Net premiums earned in the fourth quarter were up 9%.

The loss ratio for the quarter of 21% benefitted from $42 million of favorable prior year loss reserve movements and included no individually significant losses from catastrophe events.  The combined ratio was 61% for the quarter.

Net investment income was $10 million and the total return on the investment portfolio was -0.5% for the quarter.

Christopher Harris, President and Chief Executive Officer, said, “The fourth quarter marked a strong end to a successful year for Montpelier.  All operating segments delivered strong profitability, driving an increase in book value per share of 15% for the year.  Our underwriting teams executed well, and we continued to see steady growth in capital under management at Blue Capital, which now stands at $790 million.”

Mr. Harris continued, “Based on the January renewals, we expect our net written premiums for the first quarter of 2015 to be flat versus the prior year, with planned growth in Individual Risk and Other Specialty lines offsetting the impact of targeted reductions in Property Catastrophe.”

During the fourth quarter of 2014, the Company repurchased a total of 1,005,093 common shares at an average price of $31.75 per share.

As of December 31, 2014, the Company’s total shareholders’ equity was $1.65 billion, and its total capital was $2.05 billion.

Please refer to Montpelier’s December 31, 2014 Financial Supplement for more detailed financial information, which is posted on the Company’s website at www.montpelierre.bm.

Montpelier, through its operating subsidiaries, is a premier provider of global property and casualty reinsurance and insurance products. Additional information can be found in Montpelier’s public filings with the Securities and Exchange Commission.

Earnings Conference Call:

The Company will conduct a conference call, including a question and answer period, on Tuesday, February 10, 2015 at 8:00 a.m. Eastern Time.

The call will be available via a live audio webcast accessible on the Company’s website at www.montpelierre.bm or by dialing 1-877-444-2208 (toll free) or 1-412-317-0779 (international) or 1-855-669-9657 (Canada toll free).  The archived webcast will be available at www.montpelierre.bm approximately one hour after the call. The telephone replay will be available by dialing 1-877-344-7529 (toll-free) or 1-412-317-0088 (international) and entering the conference ID number 10057628.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the United States federal securities laws, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are not historical facts, including statements about our beliefs and expectations. These statements are based upon current plans, estimates and projections. Forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and various risk factors, many of which are outside the Company’s control. See “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the Securities and Exchange Commission, for specific important factors that could cause actual results to differ materially from those contained in forward- looking statements. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar meaning generally involve forward-looking statements.

Important events and uncertainties that could cause our results, or future dividends on, or repurchases of, common shares or preferred shares to change include, but are not limited to: market conditions affecting the prices of our common shares or preferred shares; the possibility of severe or unanticipated losses from natural or man-made catastrophes, including those that may result from changes in climate conditions, including, but not limited to, global temperatures and expected sea levels; the effectiveness of our loss limitation methods; our dependence on principal employees; our ability to effectively execute the business plans of the Company, its subsidiaries and any new ventures that it may enter into; the cyclical nature of the insurance and reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty insurance and reinsurance lines of business and in specific areas of the casualty reinsurance market and our ability to capitalize on those opportunities; the sensitivity of our business to financial strength ratings established by independent rating agencies; the inherent uncertainty of our risk management processes, which are subject to, among other things, industry loss estimates and estimates generated by modeling techniques; the accuracy of written premium estimates reported by cedants and brokers on pro-rata contracts and certain excess-of-loss contracts where a deposit or minimum premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, including our dependency on the loss information we receive from cedants and brokers; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic and financial market conditions; changes in and the impact of governmental legislation or regulation, including changes in tax laws in the jurisdictions where we conduct business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in our industry; declining demand due to increased retentions by cedants and other factors; the impact of terrorist activities on the Company and the economy; rating agency policies and practices; unexpected developments concerning the small number of insurance and reinsurance brokers upon whom we rely for a large portion of revenues; our dependence as a holding company upon dividends or distributions from our operating subsidiaries; and the impact of foreign currency and interest rate fluctuations.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contacts:

Montpelier Re Holdings Ltd.

Investors:
Laura Newhook, 1-441-278-5067
Manager, Marketing and Investor Relations

Media:
Ruth Pachman, 1-212-521-4891
Kekst and Company

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

(in millions of U.S. dollars, except share amounts)

unaudited

	December 31,
	2014		2013
Assets

Fixed maturity investments, at fair value	$1,901.0		$2,430.8
Equity securities, at fair value	173.1		117.3
Other investments	642.0		78.8
Cash, restricted cash and cash equivalents	474.3		602.1

Total Investments and Cash	3,190.4		3,229.0

Reinsurance recoverable on unpaid losses	48.7		63.6
Reinsurance recoverable on paid losses	7.1		3.6
Insurance and reinsurance premiums receivable	206.5		203.4
Unearned reinsurance premiums ceded	24.0		22.6
Deferred insurance and reinsurance acquisition costs	53.3		51.5
Accrued investment income	11.5		15.0
Amounts receivable under reverse repurchase agreements	-		80.8
Unsettled sales of investments	51.1		58.8
Other assets	36.5		30.2

Total Assets	$3,629.1		$3,758.5
Liabilities

Loss and loss adjustment expense reserves	$775.7		$881.6
Debt	407.3		399.2
Unearned insurance and reinsurance premiums	275.4		276.7
Insurance and reinsurance balances payable	48.0		43.3
Liability for investment securities sold short	76.2		155.6
Unsettled purchases of investments	68.8		58.8
Accounts payable, accrued expenses and other liabilities	63.2		56.3

Total Liabilities	1,714.6		1,871.5

Shareholders’ Equity

Non-cumulative preferred shares	150.0		150.0
Common shares and additional paid-in capital	744.5		900.6
Common shares held in treasury, at cost	(31.0)		(18.9)
Retained earnings	789.5		612.8
Accumulated net foreign currency translation losses	(4.8)		(2.4)

Total Shareholders’ Equity available to the Company	1,648.2		1,642.1

Non-controlling interests	266.3		244.9

Total Shareholders’ Equity	1,914.5		1,887.0

Total Liabilities and Shareholders’ Equity	$3,629.1		$3,758.5

Common and common equivalent shares outstanding:

Common shares outstanding (000s)	43,619	sh	49,274	sh
Common and common equivalent shares outstanding (000s)	45,140		50,722

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in millions of U.S. dollars, except per share amounts)

unaudited

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Underwriting revenues

Gross insurance and reinsurance premiums written	$98.9	$87.6	$740.3	$706.0
Ceded reinsurance premiums	(5.7)	(9.8)	(89.4)	(102.9)
Net insurance and reinsurance premiums written	$93.2	$77.8	$650.9	$603.1

Gross insurance and reinsurance premiums earned	$182.3	$174.1	$732.6	$702.4
Earned reinsurance premiums ceded	(21.7)	(26.1)	(87.4)	(102.8)
Net insurance and reinsurance premiums earned	160.6	148.0	645.2	599.6

Underwriting expenses

Loss and loss adjustment expenses - current year	(75.2)	(44.6)	(341.4)	(270.9)
Loss and loss adjustment expenses - prior year	42.1	42.3	151.8	144.4
Insurance and reinsurance acquisition costs	(28.5)	(21.3)	(110.2)	(90.5)
Operating expenses	(21.1)	(19.3)	(81.5)	(79.8)
Incentive compensation expenses	(14.7)	(15.3)	(42.2)	(39.4)

Underwriting income	63.2	89.8	221.7	263.4

Net investment income	9.6	14.2	46.8	64.0
Non-operating expenses	(0.7)	(0.2)	(0.5)	(0.2)
Net realized and unrealized investment gains (losses)	(19.5)	8.1	5.4	(49.2)
Net foreign currency gains (losses)	10.1	(9.4)	9.4	(15.9)
Net loss from derivative instruments	(2.2)	(11.0)	(18.6)	(25.3)
Interest and other financing expenses	(4.8)	(4.7)	(18.9)	(18.8)
Non-recurring, non-operating expenses	-	(7.5)	-	(7.5)
Income tax benefit	3.0	-	2.7	0.1

Net income	58.7	79.3	248.0	210.6

Net income attributable to non-controlling interests	(6.6)	(2.6)	(24.1)	(6.1)

Net income available to the Company	52.1	76.7	223.9	204.5

Dividends declared on non-cumulative preferred shares	(3.3)	(3.3)	(13.3)	(13.3)

Net income available to the Company’s common shareholders	$48.8	$73.4	$210.6	$191.2

Net income	$58.7	$79.3	$248.0	$210.6

Change in accumulated net foreign currency translation losses	(1.4)	1.0	(2.4)	0.9

Comprehensive income	57.3	80.3	245.6	211.5

Net income attributable to non-controlling interests	(6.6)	(2.6)	(24.1)	(6.1)

Comprehensive income available to the Company	$50.7	$77.7	$221.5	$205.4

Basic and diluted earnings per common share	$1.09	$1.44	$4.48	$3.61

Insurance ratios:

Loss and loss adjustment expense ratio:
Current year	46.8%	30.2%	52.9%	45.2%
Prior year	-26.2%	-28.6%	-23.5%	-24.1%
Loss and loss adjustment expense ratio	20.6%	1.6%	29.4%	21.1%
Acquisition costs ratio	17.7%	14.4%	17.1%	15.1%
Operating expense ratio	13.2%	13.0%	12.6%	13.3%
Incentive compensation expense ratio	9.2%	10.4%	6.5%	6.6%
Combined ratio	60.7%	39.4%	65.6%	56.1%

MONTPELIER RE HOLDINGS LTD.

RECONCILIATION OF NET INCOME AVAILABLE TO THE COMPANY’S COMMON SHAREHOLDERS

TO OPERATING INCOME AVAILABLE TO THE COMPANY’S COMMON SHAREHOLDERS 1

(in millions of U.S. dollars)

unaudited

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net income available to the Company’s common shareholders	$48.8	$73.4	$210.6	$191.2

Add (subtract):
Net realized investment losses (gains)	9.5	(4.4)	(15.0)	1.7
Net unrealized investment losses (gains)	10.0	(3.7)	9.6	47.5
Net losses from investment-related derivative instruments [2]	3.1	6.5	14.7	11.2
Net foreign currency losses (gains)	(10.1)	9.4	(9.4)	15.9
Net losses (gains) from foreign currency-related derivative instruments [2]	(1.0)	1.7	(1.9)	2.5
Expenses associated with the BCRH IPO [3]	-	7.5	-	7.5
Operating income available to the Company’s common shareholders	$60.3	$90.4	$208.6	$277.5

Operating income per common share	$1.34	$1.78	$4.44	$5.24

MONTPELIER RE HOLDINGS LTD.

BOOK VALUE AND FULLY CONVERTED BOOK VALUE PER COMMON SHARE 1

unaudited

	Dec. 31,		Sept. 30,		Dec. 31,
	2014		2014		2013
Book value per share numerators (in millions of U.S. dollars):

Shareholders’ Equity available to the Company	$1,648.2		$1,639.2		$1,642.1

less: Non-cumulative preferred shares	(150.0)		(150.0)		(150.0)

[A] Fully converted book value per common share numerator	$1,498.2		$1,489.2		$1,492.1

Book value per share denominators (in thousands of common shares):

[B] Common shares outstanding	43,619	sh	44,326	sh	49,274	sh

Restricted share units outstanding	1,521		1,817		1,448

[C] Fully converted book value per common share denominator	45,140	sh	46,143	sh	50,722	sh

Book value per common share [A] / [B]	$34.35		$33.60		$30.28
Fully converted book value per common share [A] / [C]	33.19		32.27		29.42

Change in fully converted book value per common share: [4]

From September 30, 2014	3.5%
From December 31, 2013	15.0%

[1]	These measures constitute “non-GAAP financial measures” as defined in Regulation G and as further described herein.
[2]	Represents the portion of our net income or loss from derivative instruments that constitute investment and foreign currency gains and losses.
[3]	Represents the underwriting discount and structuring fees associated with the Initial Public Offering of Blue Capital Reinsurance Holding Ltd. that were borne by Montpelier Re Holdings Ltd.
[4]

Computed as the change in fully converted book value per common share after taking into account common dividends declared of $0.20 and $0.65 during the three and twelve month periods ended December 31, 2014, respectively.